Exhibit 99.1

KULR Technology Group Inc. Reports Third-Quarter Results and

Announces Shareholder Update Call

Strategic partnerships and strong technology portfolio position KULR to benefit from expected emphasis on clean energy and decarbonization in the coming years

SAN DIEGO, (November 13, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation thermal management technologies, today announces its financial results for the third quarter ended September 30, 2020, and provides a summary of operational achievements since the beginning of the third quarter of 2020.

KULR’s business model continues to evolve from being a component supplier, to providing more design and testing services to our customers. The Company believes that it continues to establish itself as a trusted partner with both government agencies and the private sector. The next step of evolution is to provide total systems solutions to address market thermal management needs. To scale up as a systems provider more quickly and efficiently in the directed energy, hypersonic vehicle thermal systems, energy storage and lithium-ion battery recycling markets, KULR will actively seek partners for joint venture, technology licensing and other strategic partnership models. The goal is to leverage the Company’s thermal design technology expertise to create market-leading products, which KULR will take to market directly to capture more value for shareholders.

“With the recent U.S. election, we believe the incoming administration will most likely accelerate a transition to clean energy and steer the U.S. away from an economy reliant on fossil fuels. We expect to see a strong focus on decarbonization of the electric and transportation sectors, which will further advance the market penetration of sectors such as electric mobility, energy storage, clean tech, and battery recycling – all providing tailwind for KULR's products, solutions, and services in the years ahead” stated KULR Chief Executive Officer, Michael Mo.

“Given the challenges presented by the COVID-19 pandemic, we have focused on solidifying our design and test capabilities, building our network of strategic business partners, and strengthening our balance sheet. During the first half of 2020, we experienced delays with our product development partnerships due to COVID-19. Conditions improved in the third quarter and we’re pleased to report that work has resumed on certain key product development projects. COVID-19 aside, given the innovative nature of our portfolio of thermal management solutions, the process for designing in to next-generation electronics and battery systems has been lengthy and challenging. However, we anticipate that our work will result in higher volume productions and a more consistent revenue growth in 2021”, commented Mr. Mo.

Third Quarter 2020 Financial Highlights: Third Quarter 2020 vs. Second Quarter 2020

•	Raised $2,300,000 of gross proceeds from issuance of notes payable, net of commitment fees, of which $375,000 was subsequently repaid;
•	Raised $1,395,000 of gross proceeds from the issuance of common stock;
•	Increased cash balance by over $2 million to $2,809,656 at September 30, 2020 from $767,906 at June 30, 2020;
•	Increased shareholder equity by $417,779 since June 30, 2020; and
•	Revenues of $136,849 declined from $201,128 in the previous quarter as a result of supply chain delays in sourcing and delivering materials.

Third Quarter 2020 and Recent Operational Highlights

•	Partnered with a global electronics and battery manufacturer to build Internal Short Circuit (ISC) battery testing technology and to license KULR’s thermal runaway shield (TRS) technology to the partner in a commercial phase
•	Provided the Federal Aviation Administration (FAA) with ISC technology to evaluate passenger lithium-ion battery malfunctions that can cause fire and smoke incidents aboard aircrafts
•	Partnered with Airbus Defense and Space for use of KULR’s passive propagation resistant (PPR) solutions for research into lithium-ion battery safety and testing in flight applications
•	Awarded contract to supply NASA with fireproof storage solutions for the Microsoft Surface Pro 5 hybrid notebook computers used aboard the International Space Station
•	Signed a dual-use technology development agreement with NASA’s Marshall Space Flight Center (MSFC) to build 3D-printed battery systems for manned and robotic space applications
•	Awarded two patents by the U.S. Patent and Trademark Office:
o	Patent no. 10727462 for the Company’s TRS technology, which reduces hazardous risks associated with thermal runaway in lithium-ion battery packs
o	Patent no. 10734302 for the Company’s fiber thermal interface (FTI) technology, a NASA-grade high-performance thermally conductive carbon fiber material developed for a variety of applications, including space, automotive and electronics
•	Partnered with Silicon Valley-based Drako Motors to use FTI fiber cooling technology for the Drako GTE, a new ultra-high-performance electric supercar
•	Former Chief of Strategic Prioritization at the Pentagon, Dave Harden, joined KULR’s advisory board
•	Signed an agreement with Volta Energy Products to provide passive propagation resistant (PPR) technology for implementation in stationary energy storage modules from the grid
•	Active participation in setting industry safety standards, with increasing involvement and collaboration with regulators and industry trade groups
o	Participation in U.N. Working Group on lithium-ion classification
o	Partnership with Hazmat Safety Consulting
o	Membership with Outdoor Power Equipment Institute

Financial Results: Third Quarter 2020 vs. Third Quarter 2019

Revenues: KULR generated revenues of $136,849 in the third quarter ended September 30, 2020, a decrease of 74% compared with revenues of $526,722 reported in the year-ago period. The decrease in revenue was mainly due to a large DOD contract of about $355,000 received during the three months ended September 30, 2019. The customer has pushed the next shipment of product to 2021.

In spite of the reduction in sales this quarter, we are pleased to have new customers and partners such as Airbus, Drako Motors and Volta Energy, which we expect to contribute revenue by 2021. These additions reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: Our SG&A expenses increased to $834,582 in the third quarter of 2020 from $546,982 in the corresponding period last year. The 53% increase in SG&A expenses was due to additional marketing and advertising expense and non-cash stock-based compensation paid to employees and consultants.

R&D expenses: We reduced our R&D expenses in the third quarter of 2020 to $51,820 from $137,970 in the same period last year, reflecting a combination of headcount and salary reductions implemented in the first quarter of 2020.

Operating Loss: Our loss from operations was $810,520 for the third quarter of 2020, compared with a loss of $267,281 for the comparable quarter of 2019. The decline reflects lower sales and higher selling, general and administrative expenses.

Net Loss: Net loss for the third quarter of 2020 increased to $1,012,259, or a loss of $0.01 per share, compared with a net loss of $267,534, or a loss of $0.003 per share for the comparable period in 2019.

Cash Position: Cash was $2,809,656 at September 30, 2020, compared with $108,857at December 31, 2019. Effective February 27, 2020, the Company entered into a 24-month Standby Equity Distribution Agreement (“SEDA”) with an investor, pursuant to which the Company may, at its discretion, sell up to an aggregate value of $8 million in shares of the Company’s common stock at a price equal to 80% of the lowest daily volume-weighted average price for the five days immediately following the date the Company delivers notice requiring the investor to purchase the shares under the SEDA. As of September 30, 2020, we had approximately $5,847,300 available in connection with the SEDA, available to fund our ongoing operations

The Company has filed its Form 10-Q reporting its results for the three months and nine months ended September 30, 2020.

Shareholder Update Call

The Company has scheduled a shareholder update call for 4:30 PM EST on Tuesday, November 17th, 2020. Michael Mo, KULR’s CEO, will provide a business update for the Company and answer questions submitted in advance.

To access the call:

Dial-In Number: 1-857-232-0157
Access Code: 422095

Interested parties may submit questions prior to the call to Stuart Smith at SmallCapVoice.Com, Inc. via email: ssmith@smallcapvoice.com by 8:00 PM EST on Monday, November 16th, 2020. Mr. Smith will compile a list of questions and submit them to the Company prior to the conference call. Questions that will be addressed will be based on the relevance to the Company’s strategic direction and execution, the shareholder base and appropriateness in light of public disclosure rules.

For those unable to participate in the live conference call, a replay will be available at https://www.smallcapvoice.com/kulr/ shortly after the call has concluded. An archived version of the webcast will also be available at  https://kulrtechnology.com/category/presentations/

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com

Investor Relations:
KULR Technology Group, Inc.
Main: (888) 367-5559
ir@kulrtechnology.com

For SmallCapVoice.com:
Stuart Smith
ssmith@smallcapvoice.com

SOURCE: KULR Technology Group, Inc.